Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

Renovare Environmental, Inc.,

BioHi Tech America, LLC

and

TraQiQ, Inc.

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 30, 2022, by and among Renovare Environmental, Inc., a Delaware corporation (“Renovare”) , BioHiTech America, LLC, a Delaware limited liability company (together, with Renovare, the “Sellers”) on the one hand, and TraQiQ, Inc., a California corporation (“Buyer” and, together with Sellers, the “Parties” and, each individually, a “Party”).

WHEREAS, Sellers are engaged in the Digester Business and own a portion of the assets related thereto; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets of Sellers relating to the Digester Business (but which do not relate to any other business of any Seller), upon the terms and subject to the conditions herein provided.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Actions” means any claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the date hereof, by and among the Sellers and the Buyer, in form reasonably satisfactory to Sellers and Buyer.

“Bill of Sale” means the bill of sale, dated as of the date hereof, by and among the Sellers and the Buyer, in form reasonably satisfactory to Sellers and Buyer.

“Business Products” means all products and services manufactured, provided, marketed, or sold by or on behalf of the Digester Business, including any products or services under development.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Common Stock” means the common stock of Buyer, par value $0.0001

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Authority), 5.2 (No Conflicts or Consents), and 5.6 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Preferred Stock” means 1,280,900 shares of the Series B Preferred Stock of Buyer, par value $0.0001.

“Cap” has the meaning set forth in Section 7.2(k).

“Cash Payment” has the meaning set forth in Section 2.5.

“Claims” has the meaning set forth in Section 7.2(j).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Common Stock” means 14,118,233 shares of the Buyer Common Stock.

“Closing Stock” means, the aggregate amount of Closing Common Stock and the Buyer Preferred Stock, each as issued to Renovare at the Closing.

“Closing Payment” means the Cash Payment, the Closing Stock and the Escrow Expenses.

“Contract” means any agreement, contract, purchase order, franchise agreement, undertaking, license, instrument, obligation or commitment, whether oral or written, which relates to the Business and/or the Acquired Assets and to which the Seller is a party or by which the Seller or any of the Acquired Assets is bound.

“Damages” has the meaning set forth in Section 7.2(a).

“Digester Business” means, solely to the extent related to the property and assets owned by the Sellers, (a) the business of offering aerobic digestion technology solution for the disposal of food waste at the point of generation, a solution that converts food waste to a liquid that is safely discharged through any standard sewer line, while reducing costs, improving operations, and minimizing negative environmental impacts and (b) the BioHiTech Cloud Platform, which provides data analytics and accurate real-time information to eliminate the uncertainty about where food waste occurs, how much is being wasted and its associated value.

“Disclosure Schedules” means the schedules delivered by Sellers to Buyer as of the date hereof which set forth the exceptions to the representations and warranties contained in Article IV, hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any schedule designated by a letter or number is a reference to the schedule designated by such letter or number which is included in the Disclosure Schedule.

“Encumbrance” means any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance.

“Escrow Agent” means Equity Stock Transfer LLC.

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among the Sellers, the Buyer and the Escrow Agent.

“Escrow Expenses” means the fees owed to the Escrow Agent at Closing, pursuant to the Escrow Agreement.

“Escrow Stock” means 1,568,693 shares of Buyer Common Stock.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Intellectual Property” means all statutory, common law and registered patents, all copyrights, all trademarks, all service names, all service marks and all trade names (including any Intellectual Property Registration), and all trade secrets, designs, logos, and other intangible rights and interests owned by the Sellers, in each case that are used or useful in connection with the Digester Business, including the name “BioHiTech” (and all translations, adaptations, derivations and combinations of the foregoing and all logos related to the foregoing), and all associated goodwill, including, without limitation, all intellectual property listed on Schedule 4.10 and the following:

(a) United States Letters Patent and patents granted in any other jurisdiction anywhere in the world, reissues, divisions, continuations, continuations-in-part, reexaminations, renewals and substitutes thereof, foreign counterparts of the foregoing, term restorations or other extensions of the term of any issued or granted patents anywhere in the world and extensions of the monopoly right covering a product or service previously covered by any issued or granted patent anywhere in the world for the limited purpose of extending the holder’s exclusive right to make, use or sell a particular product or service covered by such patent (such as supplemental protection certificates or the like);

(b) product or service names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;

(c) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;

(d) software, databases and fixations thereof;

(e) uniform resource locators, website addresses, domain names, website content and all fixations thereof;

(f) Proprietary Information; and

(g) any other intangible property similar to any of the above.

“Law” means any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority.

“Lockup Agreement” means the lockup agreement, dated as of the date hereof, in a form reasonably satisfactory to Buyer and Sellers with respect to the Closing Stock.

“Notice” has the meaning set forth in Section 7.2(j).

“Open Claim” has the meaning set forth in Section 6.8.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Permits” has the meaning set forth in Section 2.1(h).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Premises” means the premises commonly known as 80 Red Schoolhouse Road, Chestnut Ridge, New York 10977.

“Proprietary Information” shall mean technical, commercial, marketing and other information, data and material of the kind which is or can be used in the operation of a business and which is normally considered to be confidential or proprietary in nature including, but not limited to, any algorithm; procedure; idea; concept; strategic, business and other plan; research; invention or invention disclosure (whether patentable or unpatentable); test, engineering and technical data and materials, know-how, show-how or methodology; trade secret, process, design, formula, or other information or data which has not entered the public domain, and all records or fixations including, but not limited to, laboratory notes, source code and software documentation. The term “Proprietary Information” shall also include the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” has the meaning set forth in Section 2.1(c).

“Recall” has the meaning set forth in Section 4.8(b).

“Renovare” means Renovare Environmental, Inc., a Delaware corporation.

“Seller Fundamental representations” means the representations and warranties set forth in Sections 4.1 (Organization and Authority), 4.2 (No Conflicts or Consents), 4.3 (Title), 4.11 (Taxes) and 4.14 (Brokers).

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(h).

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Survival Date” has the meaning set forth in Section 7.1.

“Tax Return” means all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund).

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

“Third Party Claim” has the meaning set forth in Section 7.2(l).

“Transfer Taxes” has the meaning set forth in Section 2.8.

“Transaction Documents” means this Agreement, all schedules hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchased Assets. Subject to the terms and conditions set forth in this Agreement, Buyer hereby agrees to purchase from Sellers, and Sellers hereby agree to sell, convey, assign, transfer and deliver to Buyer, all of Sellers’ right, title and interest on the Closing Date in and to the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets) owned by the Sellers and relating to the operation of the Digester Business (collectively, the “Purchased Assets”), which shall include, without limitation:

(a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, used or usable by the Business as of the Closing Date, and all assignable or transferable associated warranties and service agreements or rights related thereto;

(b) all goodwill of the Digester Business;

(c) the customer Contracts, vendor Contracts, supplier Contracts, technology license agreements, and other Contracts of any kind used in operating the Digester Business as set forth on Schedule 2.1(c) (collectively, the “Purchased Contracts”);

(d) all general intangibles used in the Digester Business including, without limitation, transferable warranties, and all Intellectual Property;

(e) the software (including source code and object code), databases and technology used in operating the Digester Business and all related technology, database scheme and transactional code, trade secrets, know-how, formulae, data, specifications, protocols, drawings, designs and all other confidential, non-confidential, or proprietary information related to the operation of the Digester Business, in each of the foregoing cases as listed on Schedule 2.1(e) hereto ;

(f) the current and active records, files and papers of Sellers pertaining to the Purchased Assets and the Digester Business, including all current and active customer and client lists;

(g) the prepaid and deferred items or credits and deposits, rights of offset and credits and claims for refund generated or incurred by or in connection with the operation of the Digester Business prior to the Closing Date listed on Schedule 2.1(g); and

(h) the permits and licenses solely relating to the operation of the Digester Business listed on Schedule 2.1(h) (the “Permits”) and only to the extent transferrable in accordance with applicable Law.

2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, no assets used or useful by any Seller in its business other than the operation of the Digester Business and enumerated in Section 2.1 are being sold or transferred. Without limiting the foregoing, the following assets are not being transferred to or purchased by Buyer:

(a) any right, title and interest of any Seller in all real property and any leasehold and similar interests in real property leased from third parties by any Seller and any right, title and interest of Seller in and to all improvements, fixtures, easements, right of ways, licenses and other interests thereon;

(b) all minute books, corporate books and records and corporate seals of the Sellers;

(c) any permits related to the operation of the businesses of the Sellers other than the Digester Business, whether or not used or useful in connection with the operation of the Digester Business, and permits not lawfully transferable;

(d) all cash and cash equivalents on hand or in banks or other depositories; and

(e) for the avoidance of doubt, the assets related to the Digester Business that are owned by BHT Financial, LLC.

2.3 Assumed Liabilities. At the Closing, Buyer shall assume the following liabilities and obligations that are related to the Purchased Assets and the operation of the Digester Business (collectively, the “Assumed Liabilities”):

(a) the indebtedness of an amount equal to $3,017,089.85 owed by Sellers to Michaelson Capital Special Finance Fund II, L.P.;

(b) the liabilities relating to the trade payables set forth on Schedule 2.3(b) (the “Trade Payables”);

(c) all obligations arising under Purchased Contracts after the Closing Date (including the costs relating to obtaining the necessary consents in connection with the transactions contemplated by this Agreement);

(d) the trades payable in existence at the Closing Date and arising out of the operation of the Digester Business prior to the Closing Date as listed on Schedule 2.3(d) (the “Trades Payable”); and

(e) all liabilities arising out of or related to operation of the Digester Business after the Closing Date.

2.4 Excluded Liabilities. Except as otherwise expressly provided in Section 2.3, Buyer does not, and shall not, assume any liabilities or obligations of any Seller of any kind or nature, known or unknown, matured or unmatured, absolute, contingent or otherwise (such excluded liabilities collectively, the “Excluded Liabilities”).

2.5 Purchase Price. In consideration of the transfer of the Purchased Assets as provided herein, Buyer shall, on the Closing Date, (a) assume the Assumed Liabilities, (b) pay a cash amount equal to $150,000 (the “Cash Payment”), (c) issue the Closing Stock, and (d) deposit the Escrow Stock (collectively, the “Purchase Price”).

2.6 Payment of Closing Payment. The Closing Payment shall be paid on the Closing Date, as follows:

(a) an amount equal to the sum of the Cash Payment minus fifty percent (50%) of the Escrow Expenses shall be paid to the Sellers by wire transfer of immediately available funds in accordance with the allocation and wire instructions provided in writing by the Sellers;

(b) the Closing Stock shall be issued by Buyer’s letter of authorization to its transfer agent on the Closing Date;

(c) an amount equal to the Escrow Payment shall be paid to the Escrow Agent, in accordance with the Escrow Agreement; and

(d) the Escrow Stock shall be deposited in accordance with the Escrow Agreement.

2.7 Allocation of Purchase Price. The allocation of the Purchase Price paid by Buyer shall be as set forth in Schedule 2.7. Neither Buyer nor Seller will take a position on any income, transfer or gains tax return before any governmental authority charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation. Each Party agrees to report the transaction contemplated by this Agreement to the Internal Revenue Service as required by Section 1060 of the Internal Revenue Code of 1986, as amended.

2.8 Sales Taxes. Seller shall be responsible for the payment of the sales, use, transfer and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) imposed in connection with the transactions contemplated herein (collectively, “Transfer Taxes”) regardless for who is liable for such Transfer Taxes under applicable Laws.

ARTICLE III

CLOSING AND CLOSING DELIVERABLES

3.1 The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic or other exchange of documents and signature pages at 12:01a.m. Eastern Standard Time on the date hereof, or at such other time and date as shall be mutually agreed by the Parties (the “Closing Date”).

3.2 Seller Deliverables. At the Closing, the Sellers shall deliver, or shall have delivered, to Buyer the following, in form and substance reasonably satisfactory to Buyer:

(a) the Bill of Sale, duly executed by Sellers;

(b) the Assignment and Assumption Agreement, duly executed by Sellers;

(c) the Escrow Agreement, duly executed by Sellers;

(d) a domain name assignment agreement, in a form reasonably satisfactory to Buyer, to transfer the domain names and websites used in connection with the Digester Business, set forth on Schedule 3.2(d) from Sellers to Buyer;

(e) assignment agreements sufficient for filing with the U.S. Patent and Trademark Office to record the transfer of the intellectual property rights owned by Sellers relating to the Digester Business; and

(f) certificates of an officer of each Seller, dated as of the Closing Date, certifying that: (i) attached thereto are true and complete copies of all resolutions of the board of directors or board of managers, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect; and (ii) attached thereto is true and complete copies of a certificate of good standing from the Secretary of State of the State of Delaware concerning such Seller.

3.3 Buyer Deliverables. At the Closing, Buyer shall deliver, or shall have delivered, to Sellers the following:

(a) the Bill of Sale, duly executed by Buyer;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(d) duly executed stock powers with respect to the Escrow Stock

(e) the Lockup Agreement, duly executed by each of Evergreen Capital Management LLC and Ajay Sikka and his Affiliates; and

(f) a certificate of an officer of Buyer, dated as of the Closing Date, certifying that: (i) attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect; and (ii) attached thereto is true and complete copies of a certificate of good standing from the Secretary of State of the State of California concerning Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers jointly and severally represent and warrant to Buyer as follows:

4.1 Organization and Authority. Renovare Environmental, Inc. is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. BioHiTech America, LLC is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which any Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, member, and shareholder action on the part of such Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms.

4.2 No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, certificate of formation, by-laws, operating agreements, or other governing documents of any Seller; (b) violate or conflict with any provision of any Law or Order applicable to Seller, the Digester Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which any Seller is a party or by which any Seller or the Digester Business is bound or to which any of the Purchased Assets are subject (including any Purchased Contract); or (e) result in the creation or imposition of any Encumbrance on the Purchased Assets.

4.3 Title. Sellers have, and, upon payment of the Closing Cash Amount and receipt by the applicable parties of the other Consideration, Buyer will have, good and marketable title, or valid licenses to use, all of the Purchased Assets free and clear of any Encumbrances.

4.4 Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Digester Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Digester Business as currently conducted. None of the Excluded Assets are material to the Business.

4.5 Trades Payable. The Trades Payable have arisen from bona fide transactions entered into by Sellers in the ordinary course of business consistent with past practice.

4.6 Purchased Contracts. The Purchased Contracts comprise all Contracts used or useful in the operation of the Digester Business, except Contracts entered into in the ordinary course of business that do not involve payments or receipts by Sellers in excess of $1,000 individually or $5,000 in the aggregate. Each Purchased Contract is valid and binding on Seller that is a party thereto in accordance with its terms and is in full force and effect. No Seller nor, to Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Purchased Contract. No event or circumstance has occurred that would constitute an event of default under any Purchased Contract or result in a termination thereof. Complete and correct copies of each Purchased Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been provided to Buyer. There are no disputes pending or threatened under any Purchased Contract.

4.7 Permits. The Permits comprise all transferable licenses and permits used or useful in the operation of the Digester Business. Sellers have delivered to Buyer true and complete copies of all Permits. Other than as set forth on Schedule 4.7, the Sellers require no license or permit in addition to the Permits to enable it to carry on the Digester Business as now conducted. All the Permits are in full force and effect and are valid, binding, and enforceable in accordance with their terms. Sellers have full legal power and authority to assign its rights under the Permits to Buyer in accordance with this Agreement, and the assignment of the Permits to Buyer will not affect the validity, enforceability, or continuation of any of the Permits.

4.8 Product Liability; Product Warranty. No Seller has been a party to any Action and, to the knowledge of Sellers, there has not been any notice or threatened Action relating to alleged defects in the Business Products or the failure of any such Business Products to meet the warranty specifications applicable thereto or alleging personal injury, death, or property or economic damages, or seeking injunctive relief in connection with any Business Product, in each case, except for immaterial customer complaints in the ordinary course of business consistent with past practice. Except as would not be material to the Digester Business, Sellers have been in compliance in all respects with applicable Law regarding advertising and marketing of the Business Products.

(a) Except as would not reasonably be expected to be material to the Digester Business, each Business Product is, and has been at all times developed, manufactured, processed, tested, packaged, labeled, handled, distributed, marketed, promoted, commercialized and sold in compliance in all respects with, and, to the knowledge of Sellers, no condition exists that with notice or lapse of time or both would constitute a default under, (i) Sellers’ internal policies, rules and procedures, (ii) Law, (iii) industry standards applicable to the industries in which the Digester Business operates; and (iv) Contracts to which the Digester Business is bound.

(b) Except as would not reasonably be expected to be material to the Digester Business, (i) none of the Digester Business or any Seller has been required by any Governmental Authority, or were required by Law, to make or issue any recall or withdrawal of, or safety alert, suspension, post-sale warning or other similar action (a “Recall”) with respect to, any Business Product, and no Recalls are in effect or pending or, to the knowledge of any Sellers, contemplated, with respect to any Business Product, (ii) there are not and have not been any defects or deficiencies in any Business Product or any failures of any Business Product to meet applicable manufacturing, quality and/or labeling, standards established by applicable Contracts, Law or internal policies, rules and procedures and (iii) no Business Product has been the subject of any voluntary or involuntary Recall. No Business Product is or has been subject to any epidemic failure.

(c) The Digester Business is, and has been, in compliance in all material respects with Law regarding advertising and marketing of the Business Products. All claims made in advertising, marketing and promotional materials in any media (including labels, catalogs, packaging and websites) relating to the Business Products were in all material respects truthful, non-deceptive and otherwise in compliance with all Law, in each case, at the time such advertising, marketing and promotional materials were used by the Digester Business.

4.9 Financial Statements.

(a) Schedule 4.9(a) contains copies of the following financial statements of Renovare all of which are complete and correct, have been prepared from the books and records of Renovare in accordance with GAAP consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Renovare, and present fairly the financial condition, assets, liabilities, and results of operation of Renovare as at their respective dates and the results of operations for the periods then ended:

(a) consolidated unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2020 and 2021; and

(b) unaudited consolidated balance sheets and statements of income as of and for the three (3) months ended March 31, 2022.

(b) Schedule 4.9(b) contains a schedule of quarterly digester revenues and direct costs, including depreciation as well as select digester related assets as of or for the quarters ending from March 31, 2020 through September 30, 2022.

4.10 Intellectual Property. Schedule 4.10 sets forth a true, complete and correct list of all material Intellectual Property used in or necessary for the conduct of the Digester Business. Except as set forth on Schedule 4.10(b), the Sellers are the sole and exclusive owner or licensee of all right, title and interest in and to the Intellectual Property, free and clear of all Encumbrances, and the Digester Business has the valid and exclusive rights to use the Intellectual Property. Except as set forth on Schedule 4.10(c), all items of Intellectual Property are properly registered and/or applied for under applicable law and all such registrations are valid and in force. Except as set forth on Schedule 4.10(d), (i) to the Sellers’ knowledge, none of the Intellectual Property is interfered with, infringed upon, conflicted with or otherwise violated by the intellectual property rights of any Person and (ii) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the intellectual property rights of any Person. No Seller or any of its Affiliates has any rights to any of the Intellectual Property.

4.11 Taxes. All Taxes due and owing by Sellers have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller. All Tax Returns with respect to the Digester Business required to be filed by any Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects.

4.12 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ knowledge, threatened against or by any Seller: (i) relating to or affecting the Digester Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Except as set forth on Schedule 4.12(a), no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Orders against, relating to, or affecting the Digester Business or the Purchased Assets.

4.13 Insurance. Schedule 4.13 sets forth a true and complete list of all policies of insurance owned by Sellers that insure any part of the Assets or the Digester Business. All policies of insurance listed in Schedule 4.13(a) are in full force and effect. The insurance policies listed in Schedule 4.13(a) are adequate in amount with respect to, and for the full value (subject to customary deductibles) of the Assets and insure the Assets and the Digester Business against all foreseeable risk. Except as set forth on Schedule 4.13(b), no insurance policy of any Seller has been canceled and no application of any Seller for any insurance policy has been rejected during the past three years.

4.14 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby warrants and represents to Sellers as follows:

5.1 Organization and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board and shareholder action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

5.2 No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of any Buyer; (b) violate or conflict with any provision of any Law or Order or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Order.

5.3 Capitalization. The Company is authorized to issue 300,000,000 shares of Buyer Common Stock and 2,000,000 shares of Buyer Preferred Stock. As of the date hereof and immediately prior to the Closing, 26,505,239 shares of Buyer Common Stock and 137,613 shares of Buyer Preferred Stock are issued and outstanding. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. The issuance of the Buyer Stock will not obligate the Buyer to issue shares of any Buyer Stock or any other equity interests to any Person (other than the Seller) and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under any of such equity interests. All of the outstanding shares of capital stock of the Buyer are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase equity interests of the Buyer. The Closing Stock, the Escrow Stock, in the aggregate, represents seventy-eight percent (78%) of the issued and outstanding equity interests of the Buyer on a fully-diluted basis immediately following the Closing.

5.4 Buyer Accounts Payable. The accounts payable and accrued expenses on the balance sheet of Buyer at Closing that are attributable to its operating subsidiaries and are set forth on Schedule 5.4(a) attached hereto (the “Assigned Short-Term Liabilities”) and all other accounts payable and accrued expenses of Buyer are set forth on Schedule 5.4(b) attached hereto.

5.5 Legal Proceedings; Governmental Orders. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

5.6 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

6.1 Spin-off. Buyer shall ensure that immediately following the Closing, or as soon as practicable thereafter, Buyer’s operating subsidiaries and the underlying businesses, shall be disposed of in such a manner as to ensure that all of the Assigned Short-Term Liabilities set forth on Schedule 5.4(a) will be assumed by entities other than Buyer.

6.2 Employees. To the extent Sellers have employees dedicated solely to the Digester Business, shall terminate such employees effective as the close of business the day before the Closing Date and Sellers shall be responsible without exception for all compensation, Taxes, insurance, accrued sick and vacation days and other benefits and amounts relating to such employees, and Sellers shall indemnify, defend and hold harmless Buyer from any claims made against Buyer with respect to such obligations. Buyer shall not assume or in any way become responsible or liable for any compensation, Taxes, insurance or other benefits and amounts payable by Seller on account of such employees.

6.3 Restrictive Covenants.

(a) For a period of five (5) years after the Closing Date (the “Restricted Period”), no Seller shall, directly or indirectly, engage, or be interested in any business or entity that engages, within the United States of America and any other state where Sellers conduct the Digester Business (the “Territory”), in any business substantially similar to the Digester Business, it being understood that these covenants not to compete shall not at any time prevent any Seller or any of its Affiliates from maintaining passive investments of no more than 3% of the aggregate equity interests of any publicly-traded entity, that is in direct competition with the Digester Business.

(b) During the Restricted Period, without the prior written consent of Buyer, no Sellers, directly or indirectly shall (x) solicit, or induce any person who is a customer, supplier, lender or lessor of the Digester Business or any other person which has a business relationship with the Digester Business at any time during the Restricted Period to discontinue or reduce the extent of such relationship with Buyer or its Affiliates, (y) induce or attempt to influence any present or future employee, distributor or sales agent of the Digester Business to terminate his, her or its employment or agency relationship with Buyer or its Affiliates or (z) hire or otherwise employ any who was employed by the Buyer or any of its Affiliates at any time during the six (6) month period preceding the date of the solicitation or hiring.

(c) The Sellers hereby expressly represent and warrant that it has or may have knowledge of certain Proprietary Information. The Sellers acknowledge and agree that all such Proprietary Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Proprietary Information and that it represents a substantial investment having great economic value to Buyer, and constitutes a substantial part of the value to Buyer of the Digester Business and the Purchased Assets. The Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the Proprietary Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates. Accordingly, the Sellers covenant and agree that it shall not, and it shall use its best efforts to ensure that any other Person acting on its behalf does not, without the prior written consent of Buyer, disclose, use or exploit any such Proprietary Information, for the benefit of any Seller or of any third-party, except that the Sellers may disclose, use or exploit a particular item of Proprietary Information if and to the extent (but only if and to the extent) that such item: (i) is or becomes publicly known or generally known in the industry of the Digester Business through no act of a Seller in violation of this Agreement, or is obtained from a third party that may lawfully disclose such information without breaching any obligation of confidentiality applicable to such third party; (ii) is required to be disclosed to or by Order of a Governmental Authority or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to Buyer and Buyer is afforded the reasonable opportunity to object to such disclosure; or (iii) has been publicly disclosed by Buyer after the Closing.

(d) If any portion of the restrictions set forth in this Section 5.2 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Further, Sellers declare that the territorial and time limitations set forth in this Section 5.2 are reasonable and properly required for the adequate protection of the Digester Business as conducted by Buyer following the Closing. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Sellers agree to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable.

6.4 Registration Statement. Buyer shall use its best efforts to file a registration statement for the resale of Closing Common Stock and shares of Closing Common Stock underlying the conversion of the Buyer Preferred Stock, as soon as practicable following the Closing and shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof and to remain effective.

6.5 Access to Information. Following the Closing, each Party will afford the other Parties, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data directly relating to the Purchased Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened legal action or proceeding. Further. each Party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten (10) business day period after such offer is made.

6.6 Inventory. Following the Closing, Sellers shall not dispose of any Inventory held at the Premises except as instructed in writing by Buyer.

6.7 Content Transfer. Promptly after the Closing, Buyer and Sellers shall cooperate to transfer from Buyer to Seller copies of those Purchased Assets constituting content that is stored as electronic, machine-readable files.

6.8 Release of Escrow Stock. Within five (5) business days after the Survival Date, Buyer and Sellers shall deliver to the Escrow Agent an executed joint written direction letter directing the Escrow Agent to release the then-remaining balance of the Escrow Stock in accordance with instructions included therein; provided, that the Escrow Agent shall continue to retain, following the Survival Date, Escrow Stock having a value equal to the aggregate amount of all outstanding, unresolved bona fide claims for indemnification (each, an “Open Claim”) made by Buyer pursuant to Article VII. Within five (5) business days following the final resolution of any Open Claims, Buyer and Sellers shall deliver to the Escrow Agent an executed joint written direction letter directing the Escrow Agent to release to (a) Buyer, the amount of Escrow Stock having a value equal to the amount of the Damages related to the applicable Open Claim and (b) Sellers, the remaining Escrow Stock.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. All representations and warranties contained in this Agreement or in any Transaction Document shall survive the Closing and shall be fully effective and enforceable for a period of twelve (12) months following the Closing Date (the “Survival Date”), and shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article VII; provided, however, that the Fundamental Representations shall survive until the fifth (5th) anniversary of the Closing Date. Any claim for indemnification asserted in writing before applicable survival period set forth in this Section 7.1 shall survive until resolved or judicially determined. No investigation by Buyer prior to the Closing Date shall relieve the Sellers from any liability for any misrepresentation, misleading statement or omission made in this Agreement or in connection with the transactions contemplated hereby. Covenants and agreements required to be performed after the Closing shall survive the Closing and shall expire in accordance with their terms.

7.2 Indemnification.

(a) Indemnification by the Sellers. Subject to the limitations and the provisions set forth in this Agreement, the Sellers shall jointly and severally indemnify, reimburse and hold harmless Buyer and its officers, directors, shareholders, and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages (but excluding any consequential, special or punitive damages unless awarded to a third party in connection with a third Party Claim), expenses (including court costs, amounts paid in settlement, interest, penalties, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from:

(i) any breach of any representation or warranty contained herein or in any other Transaction Documents by the Sellers, or any allegations by third parties that, if true, would entitle any Buyer Indemnified Parties to indemnity under this Section 7.2(a)(i);

(ii) any breach or nonfulfillment of any covenant or agreement contained in or made pursuant to this Agreement or any other Transaction Document by the Sellers, or any allegations by third parties that, if true, would entitle Buyer and its Affiliates to indemnity under this Section 7.2(a)(ii);

(iii) the Excluded Liabilities and any liabilities arising from the Excluded Assets;

(iv) any liabilities of the Sellers or any of their Affiliates arising after the Closing Date;

(v) any third party or Governmental Authority claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others, Taxes, employee matters or other third party or Governmental Authority claims, in each case which claim is with respect to any and all activities of the Sellers or any Affiliate thereof in connection with the conduct of the Digester Business on or before the Closing Date (or before or after the Closing Date with respect to any and all activities of the Sellers or any Affiliate thereof in connection with the conduct of any business other than the Digester Business); and

(vi) any and all Actions, including reasonable legal fees and expenses, in enforcing this indemnity against the Sellers.

(h) Indemnification by Buyer. Subject to the limitations and provisions set forth in this Agreement, Buyer shall indemnify, reimburse and hold harmless the Sellers and each of its officers, directors, managers, shareholders, members and Affiliates (collectively, the “Seller Indemnified Parties”) against any Damages related to, caused by or arising from:

(i) any breach of any representation or warranty contained herein or in any other Transaction Document by Buyer, or any allegations by third parties that, if true, would entitle the Company to indemnity under this Section 7.2(b)(i);

(ii) any breach or nonfulfillment of any covenant or agreement contained in or made pursuant to this Agreement or any other Transaction Document by Buyer, or any allegations by third parties that, if true, would entitle the Seller Indemnified Parties to indemnity under this Section 7.2(b)(ii); and

(vii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, in enforcing this indemnity against Buyer.

(i) Damage Calculation. For purposes of calculating the amount of Damages subject to indemnification, it is understood and agreed between the parties hereto that to determine if there has been an inaccuracy or breach of a representation or warranty which is qualified as to materiality by the party making such representation or warranty or contains an exception for matters that would not have a material adverse effect, then such representation or warranty shall be read as if it were not so qualified or contained no such exception.

(j) Notice of Claims. Any Party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”). Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article VII, except to the extent that such failure has actually and materially prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement. The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article VII; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense. Such option shall be exercised by the giving of notice by the exercising party to the other party within 20 days of receipt of a Notice. If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

(k) Limitations on Indemnification Obligation. The maximum liability of the Sellers to Buyer, and of Buyer to the Sellers, for all Claims and Damages shall be an amount equal to $275,000 (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply: (i) in the event of fraud or willful misrepresentation by the indemnifying party; or (ii) to indemnification obligations for Damages in connection with (x) a breach of Fundamental Representations; (y) the indemnification obligations set forth in clauses (ii)–(vi) of Section 7.2(a); and (z) the indemnification obligations set forth in items (ii)–(iii) of Section 7.2(b).

(l) Assumption and Defense of Third-Party Action. If any Claim by Buyer hereunder arises out of a claim by a third party or Governmental Authority (a “Third-Party Claim”), the Sellers shall have the right, at their own expense, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to Buyer, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall have the right to employ counsel to represent it if, in Buyer’s reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by Buyer; provided, that if representation by the Company’s counsel would present a conflict of interest, then the Sellers shall reimburse Buyer for the fees and expenses of such separate counsel if a court of competent jurisdiction determines that a conflict of interest existed. Buyer shall have the right to control the defense of any Third-Party Claim, notwithstanding the Sellers’ election to control the defense, if it notifies the Sellers that it is assuming the defense of such Claim, whereupon the Sellers shall be relieved of their obligations under this Article VII with respect to such Third-Party Claim. If the Sellers do not elect to assume control of the defense of any Third-Party Claim, the Sellers shall be bound by the results obtained by Buyer with respect to such Third-Party Claim. The Sellers agree to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim. It is expressly agreed and understood that any defense by the Sellers of any Third-Party Claims affecting or involving the Digester Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Digester Business or the Purchased Assets.

(m) Source of Recovery. If the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article VII, at the Buyer’s sole discretion, Sellers shall pay the amount of applicable Damages (i) reducing the number of Escrow Stock by an amount of Buyer Common Stock having a value up to the amount of applicable Damages (and such Escrow Stock shall be forfeited by Sellers), to the extent available and/or (ii) in cash by wire transfer of immediately available funds in accordance with wire instructions provided in writing by Buyer.

(n) Remedies not Exclusive. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against any other party hereto.

ARTICLE VIII

MISCELLANEOUS

7.3 Entire Understanding; Amendment. This Agreement, including all Exhibits and Schedules hereto, and the other agreements and instruments referenced herein and delivered in connection herewith, represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, understandings and agreements, written or oral, among the Parties hereto with respect to the subject matter hereof, all of which prior agreements are hereby rendered null and void. This Agreement may not be amended or modified except by a writing executed by all of the Parties hereto.

7.4 Further Assurances. Buyer and Sellers each agree that they shall, at any time and from time to time after the Closing Date, upon request of the other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably necessary to further effectuate the terms of this Agreement.

7.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

7.6 Assignment. Neither Party hereto may assign this Agreement without the prior written consent of the other Party; provided, however, that Seller may assign its rights and obligations under this Agreement to any successor of Seller’s business in the event of a change of control of Seller.

7.7 Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original and together they shall constitute one agreement.

7.8 Section Headings; Exhibits; Schedules. Section headings contained in this Agreement are for convenience or reference only and shall not be deemed a part of this Agreement. Any reference to Exhibits or Schedules shall signify that such Exhibits or Schedules are incorporated herein by reference.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules.

7.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given to the Parties at their respective addresses set forth below and shall be sent by (a) hand delivery, (b) certified mail or registered mail, return receipt requested, postage prepaid, (c) a recognized overnight delivery service or (d) e-mail. Notices sent by hand delivery shall be deemed received when delivered; notices sent by certified mail shall be deemed received when accepted; notices sent by overnight delivery service shall be deemed received on the next business day and notices sent by electronic mail when sent if sent during normal business hours of the recipient and confirmed, and if not so confirmed, then on the next business day.

If to Buyer to:	TraQiQ, Inc.

Attention: Ajay Sikka

14205 SE 36th Street, Suite 100

Bellevue, WA 98806

Email: ajay@traqiq.com

with a copy (which shall not constitute notice to:

Pryor Cashman LLP

Attention: Eric Hellige

7 Times Square

New York, NY 10036

Email: ehellige@pryorcashman.com

If to Sellers to:	Renovare Environmental, Inc. as representative for Sellers

Attention: Brian C. Essman

80 Red Schoolhouse Rd, Suite 101

Chestnut Ridge, NY 10977

Email: bessman@renovareenv.com

with a copy (which shall not constitute notice to:

McCarter & English, LLP

Attention: Peter Campitiello, Esq.

Two Tower Center Boulevard, 24th Floor

East Brunswick, NJ 08816

Email: pcampititello@mccarter.com

7.11 Expenses. Seller and Buyer shall each pay its respective expenses, fees and costs incident to the preparation and execution of this Agreement and, except as otherwise expressly provided for herein, each Party shall bear its respective expenses or fees involved in the preparation and delivery of all documents required to be delivered by or on behalf of such Party hereunder, whether or not the transactions contemplated hereunder are consummated.

7.12 Interpretation. No provision of this Agreement or any agreement ancillary hereto shall be interpreted or construed against any Party because that Party or his or its legal representative drafted such provision. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender, as the case may be. All references to $ or dollar shall refer to United States currency.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

BUYER

TRAQIQ, INC.

By:	/s/ Ajay Sikka
Name:	Ajay Sikka
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

SELLERS

RENOVARE ENVIRONMENTAL, INC.

By:	/s/ Brian C. Essman
Name:	Brian C. Essman
Title:	Chief Financial Officer

BIOHITECH AMERICA, LLC

By:	/s/ Brian C. Essman
Name:	Brian C. Essman
Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]